Exhibit 10.1

Joint Venture Agreement

dated

October 6, 2021

by

ABVC Biopharma, inc.

ABVC

and

Lucidaim Co., Ltd.

Lucidaim

and

BioLite Japan K.K.

Company

Table of contents

1.	Interpretation	1

2.	Conditions	5

3.	Subscription for Shares	5

4.	The Business	6

5.	Directors and management	6

6.	Financing	8

7.	Shareholders’ consent	9

8.	Continuing obligations	9

9.	Distribution policy	10

10.	Restrictive covenants	11

11.	Intellectual Property	12

12.	Transfer of Shares	12

13.	Term and termination	15

14.	Deadlock	17

15.	Representation and Warranties	18

16.	Confidentiality and announcements	19

17.	Relationship with ABVC Group and Lucidaim Group	20

18.	Tax matters	21

19.	Conflict with articles	21

20.	No partnership	21

21.	Survival of Representations and Warranties; Indemnification	21

22.	Counterparts	24

23.	Further assurance	24

24.	Waiver	24

25.	Entire agreement	25

26.	Notices	25

27.	Costs	26

28.	No Third-Party Beneficiaries	26

29.	Amendments	26

30.	Continuing effect	26

31.	Illegality and Severability	26

i

32.	Successors and Assigns	27

33.	Governing law and Arbitration	27

34.	Advice of Counsel	27

35.	Captions	27

36.	Governing language	27

Schedule 1

The Company

Schedule 2

Conditions Precedent

Schedule 3

Reserved Matters

Schedule 4

Part 1: Roulette Notice

Part 2: Acceptance Notice

Schedule 5

Share Transfer Provisions

Exhibit

Form of Share Transfer Agreement

ii

Joint Venture Agreement

This Agreement is dated October 6, 2021

Between

ABVC BioPharma, Inc., a Nevada corporation with its principal place of business located at 44370 Old Warm Springs Blvd., Fremont, CA 94538, U.S.A. (“ABVC”);

Lucidaim Co., Ltd., a Japanese corporation with its principal place of business located at 4-26-37 Najima, Higashi-ku, Fukuoka-shi, Fukuoka 813-0043, Japan (“Lucidaim”); and

BioLite Japan K.K., a Japanese corporation with its principal place of business located at 3-8-3 Nihonbashi Honcho, Chuo-ku, Tokyo 103-0023, Japan (“Company”).

ABVC, Lucidaim and Company are referred to herein individually as a “Party” and, collectively, the “Parties”.

Recitals

A.	WHEREAS, the Company is a private limited company (a Japanese Kabushiki Kaisha) incorporated on 18 December 2018 and at the date of this Agreement has an issued share capital of JPY thirty million four hundred ninety thousand (30,490,000) with three thousand forty nine (3,049) ordinary shares. One thousand five hundred one (1,501) ordinary shares out of such three thousand forty nine (3,049) ordinary shares have been issued nil paid and are held by Lucidaim and the remaining one thousand five hundred forty eight (1,548) ordinary shares have been issued nil paid and are held by ABVC. Further details of the Company as at the time immediately prior to the execution of this Agreement are set out in Schedule 1;

B.	WHEREAS, the Shareholders now wish to invest in and operate the Company as a joint venture for the purposes and on the terms set out below; and

C.	WHEREAS, the Shareholders propose to conduct the business operations of the Company as set forth in, subject to, and under the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and undertakings contained herein, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	Definitions

The following terms used in this Agreement have the meanings ascribed to them below (unless otherwise expressly provided herein):

“ABVC Director” means a director appointed by ABVC in accordance with the Articles.

“ABVC Group” means the group of companies comprising ABVC, any holding company from time to time of ABVC and any subsidiary of ABVC or of any such holding company and “member of the ABVC Group” shall be construed accordingly. ABVC Group includes without limitation BioFirst Corporation, a Taiwanese corporation with its principal place of business located at 3F, 248, Sec 1 Neihu Rd, Taipei, 11493, Taiwan.

“ABVC Indemnified Parties” has the meaning set forth in Section 21.2(b).

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means License Agreement and any other agreement between the Parties or their respective Affiliates to be executed in the agreed form, as may be amended from time to time.

“Anti-Corruption Laws” means any applicable foreign or domestic anti-bribery and/or anti-corruption laws and regulations, including the Penal Code in Japan (Act No. 45 of 1907 as amended), the Unfair Competition Prevention Act in Japan (Act No. 47 of 1993 as amended), the UK Bribery Act 2010, the US Foreign Corrupt Practices Act 1977 and any laws and regulations intended to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Articles” means the new articles of association of the Company as amended from time to time.

“Associated Company” means, in relation to a Shareholder, any holding company from time to time and any subsidiary of the Shareholder or of any such holding company.

“Associated Person” means, in relation to a company, a person (including an employee, agent or subsidiary) who performs services for or on behalf of that company.

“Applicable Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, judgment, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Business” means research and development of drugs, medical device and digital media, investment, fund running and consulting, distribution and marketing of supplements carried on by the Group in Japan or such other business or businesses as may from time to time be agreed by an amendment to this Agreement.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Japan are authorized or required by law to close.

“Business Plan” means the Business Plan for the Company in the agreed form and thereafter as amended from time to time by the Shareholders in accordance with the provisions of this Agreement setting out details of the Company’s strategic planning for the then current and five succeeding Financial Years in respect of customers (including market development and capacity growth), resourcing, capital expenditure and financing.

“Companies Act” means the Companies Act of Japan (Act No. 86 of 2005 as amended).

“Change of Control” means with respect to a Party, a change of the Person that has Control, directly or indirectly, of that Party.

“Completion” has the meaning set forth in Section 3.

“Completion Date” means the first Business Day following fourteen (14) days after the satisfaction or waiver of the last Condition to be satisfied or waived or such other date as the Shareholders may agree.

“Conditions” means the conditions precedent referred to in Section 2.

“Confidential Information” means Know How, trade secrets and other information of a confidential nature (including all proprietary technical, industrial and commercial information and techniques in whatever form (including computer disks or tapes) that information may be recorded or stored).

“Consumption Tax” means Japanese consumption tax as defined in the Consumption Tax Act in Japan (Act No. 108 of 1988 as amended).

“Control,” “Controlling,” or “Controlled” means the ownership of more than 50% of the equity interests of a Person, or the right, contractual or otherwise, to control the management and operations of a Person.

“Director” means a director of the Company.

“Encumbrance” means, with respect to any property, any mortgage, lien, pledge, charge, security interest, restriction, preemptive, preferential, or similar purchase rights, hypothecation, and/or encumbrances of any kind, title defect, easement, or invalidity of leasehold interests in respect of such property.

“Excluded Liabilities” means (i) any indebtedness of the Parties; (ii) any Damages related or attributable to any business of the Parties other than the Business; and (iii) any Damages related or attributable to the businesses of the Parties conducted prior to the Completion Date.

“Execution Date” has the meaning set forth in the Preamble.

“Financial Year” means the financial year of the Company being December 1 to November 30.

“Group” means the group of companies comprising the Company and any subsidiary or subsidiary undertaking of the Company and “member of the Group” or “Group Company” shall be construed accordingly.

“Governmental Authority” means (i) any foreign or domestic, federal, territorial, state, or local governmental authority; (ii) quasi-governmental authority, instrumentality, court, commission, or tribunal; (iii) any regulatory, administrative, or other agency; or (iv) any political or other subdivision, department, or branch of any of the foregoing.

“Indemnified Party” means the Party and/or other Persons having the right to be indemnified with respect to Liabilities by the Indemnifying Party.

“Indemnifying Party” has the meaning set forth in Section 21.4(a).

“Indemnity Deductible” has the meaning set forth in Section 21.3(a).

“Individual Indemnity Threshold” has the meaning set forth in Section 21.3(a).

“Insolvency Event” means, by reference to any member of the Group:

(a)	a court making an order for the winding-up, bankruptcy, dissolution, liquidation, administration, reorganisation or rehabilitation (excluding any solvent reorganisation otherwise permitted by the Finance Documents) of the relevant member of the Group, or a liquidator or administrator or equivalent (but not a receiver, manager, or equivalent appointed by the holder of a Security) is appointed to the relevant member of the Group;

(b)	the relevant member of the Group assigning its assets for the benefit of its creditors or entering into any composition or arrangement with its creditors generally or any arrangement being ordered or declared whereby its affairs and/or its assets are submitted to the control of, or are protected from, its creditors, including pursuant to any moratorium; or

(c)	any event analogous to any of the foregoing occurs in relation to the relevant member of the Group or its assets in any jurisdiction.

“Intellectual Property” means rights in and in relation to Confidential Information, trade marks, service marks, trade and business names, logos and get up (including any and all goodwill associated with or attached to any of the same), domain names, patents, inventions (whether or not patentable), registered designs, design rights, copyrights (including rights in software) and moral rights, database rights, semi-conductor topography rights, utility models and all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, whether enforceable, registered, unregistered or registrable (including, where applicable, all applications for registration) and the right to sue for damages for past and current infringement (including passing off and unfair competition) in respect of any of the same.

“Japanese GAAP” means generally accepted accounting principles prescribed in Japan in effect from time to time

“Know How” means all unpatented, secret, substantial and identified know how, expertise, technical or other information including all related ideas, concepts, methods, inventions, discoveries, data, formulae, processes, methods, techniques and specifications.

“Loan Notes” means loan agreements between the Company and a Shareholder to be executed in the agreed form pursuant to Section 6.7.

“Liabilities” means any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs, and expenses, including any reasonable attorneys’ and experts’ fees, legal, or other expenses incurred in connection therewith, including, without limitation, liabilities, costs, losses, and damages for personal injury, death, property damage, or environmental damage.

“License Agreement” means the research collaboration and license agreement between ABVC and the Company to be executed in the agreed form, as may be amended from time to time.

“Lucidaim Director” means a director appointed by Lucidaim in accordance with the Articles and “Lucidaim Directors” shall be construed accordingly.

“Lucidaim Group” means the group of companies comprising Lucidaim, any holding company from time to time of Lucidaim and any subsidiary of Lucidaim or of any such holding company and “member of the Lucidaim Group” shall be construed accordingly.

“Lucidaim Indemnified Parties” has the meaning set forth in Section 21.2(c).

“Party” or “Parties” has the meaning set forth in the Recitals.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Reserved Matters” means those matters listed in Schedule 3.

“Shareholder” means Lucidaim or ABVC and/or any person to whom Shares are transferred or issued in accordance with this Agreement (or who is a successor to Lucidaim or ABVC or such other person where a Termination Notice under Section 13.4 has not been served in connection with a merger or consolidation) from time to time and “Shareholders” shall be construed accordingly.

“Shares” means the ordinary shares of the Company.

“Tax” includes all taxes, duties, levies, imposts, withholdings, social security contributions, deductions or amounts in the nature of taxation, whenever and by whatever authority imposed and whether of Japan or elsewhere, irrespective of the person against or to which any such taxes, duties, levies, imposts, withholdings, social security contributions, deductions or amounts in the nature thereof are directly or primarily chargeable, together with all interest, fines, penalties and surcharges imposed pursuant to any legislation relating to taxation and which are incidental or relating thereto.

“Tax Authority” means any person, body, authority or institution which seeks to impose, assess, enforce, administer or collect any Tax whether in Japan or elsewhere.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third-Party Claim” has the meaning set forth in Section 21.4(a).

2.	Conditions

2.1	Conditional Completion

Completion is conditional on those matters listed in Schedule 2.

2.2	Waiver of Conditions

Lucidaim may in its absolute discretion waive either in whole or in part at any time by notice to ABVC any of the Conditions detailed in Schedule 2.

2.3	Shareholders’ commitments

Each of the Shareholders undertakes to use all reasonable endeavours to ensure that the Conditions are fulfilled as soon as reasonably practicable and in any event by the end of August 2021.

3.	Transfer of Shares

3.1	Obligations of the Parties on Completion

On the Completion Date :

(a)	the Shareholders shall procure that a decision by Director of the Company is implemented for general meetings of the Company shall be held on short notice at which special resolutions are passed to, approve transfer of the Shares referred to in Section 3.1(b);

(b)	subject to completion of the matters referred to in Section 3.1(a), the Shareholders shall execute share transfer agreement in the form attached here to as Exhibit (“Share Transfer”) so that each Shareholder shall own the following Shares, respectively, at the completion of the Share Transfer:

Subscriber	Number and Class of Shares

Lucidaim	1,555 ordinary shares
ABVC	1,494 ordinary shares

(c)	the Company shall update the register of members of the Company to reflect the Share Transfer pursuant to Section 3.1(b);

(d)	the Shareholders shall procure that a decision by Director of the Company is implemented for general meetings of the Company shall be held on short notice at which special resolutions are passed to, approve appointment of directors of the Company referred to in Section 3.1(e).

(e)	subject to completion of the matters referred to in Section 3.1(d), the Shareholders shall procure that, in addition to Toru Seo, who is the existing Lucidaim Director, the following person is appointed as directors of the Company with the following designations:

Name	Designation

Michihito Onishi	Lucidaim Director

Name	Designation

Eugene Jiang	ABVC Director

(f)	the Parties who are also parties to License Agreement shall enter into the same or, if License Agreement itself is yet to be ready, its term sheet or memorandum to provide main terms and conditions of it.

3.2	Non-performance of obligations on Completion

If any of the provisions of Section 3.1 are not complied with in any respect by any of the Parties on the date upon which Completion is proposed to take place, Lucidaim may in its absolute discretion (in addition and without prejudice to any other remedy available to it):

(a)	defer Completion by a period of not more than twenty eight (28) days to such other date as it may specify in such notice (and so that the provisions of this Section 3.2 shall apply to Completion as so deferred);

(b)	waive all or any of the requirements (save for those which it alone is responsible) contained or referred to in Section 3.1 at its discretion (and without prejudice to its rights under this Agreement) and proceed to Completion so far as practicable; or

(c)	refuse to perform its obligations under this Section and terminate this Agreement without liability on its part.

4.	The Business

4.1	Nature of the Business

The Shareholders shall procure that the Group shall carry on the Business (or such other business(es) in such other territor(y)(ies) as may from time to time be agreed by an amendment to this Agreement).

4.2	The Business Plan

The Business shall be conducted in accordance with the Business Plan.

5.	Directors and management

5.1	Supervision by the Shareholders

The Shareholders shall have responsibility for the overall direction, supervision and management of the Company and the Business including in respect of those matters which are specifically provided in Section 7.

5.2	Number of Directors

Unless otherwise agreed in writing by the Shareholders, the number of Directors at all times during the term of this Agreement shall be three which shall be made up of one ABVC Director and two Lucidaim Directors.

5.3	Appointment and removal of Directors

Each Shareholder may remove a Director appointed by it and appoint a new Director in his place by notice to the Company and the other Shareholder provided that neither Shareholder shall appoint a Director without reasonable prior consultation with the other Shareholder with a view to reaching agreement on the person to be appointed.

5.4	Remuneration

The Directors shall not be entitled to any remuneration in their capacity as directors of the Company.

5.5	Resignation of Directors

At the time of the completion of any sale, assignment, transfer or other disposition of all of the Shares held by a Shareholder, that Shareholder shall procure the resignation of each Director appointed by it.

5.6	Indemnity

Any Shareholder removing a Director shall be responsible for and agrees to indemnify the other Shareholder and the Company on demand against all Liabilities which the other Shareholder or the Company may suffer or incur arising out of, or in connection with, any claim by the Director for wrongful or unfair dismissal or redundancy or other compensation arising out of the Director’s removal or loss of office.

5.7	Directors’ meetings

Meetings of the Directors shall be properly convened and held at such times as may be determined by the Shareholders and in any event at least one every three months at the Company’s principal place of business in Japan or such other place as the Directors may from time to time determine. No Directors meeting shall be convened on less than five (5) Business Days’ notice unless at least one ABVC Director and one Lucidaim Director approve a shorter notice period. Any notice of a Directors meeting shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall be accompanied by copies of any relevant papers to be discussed at the meeting. Any action to be taken at any Directors meeting may be taken without a meeting if all directors consent to such action in writing and the auditor accept it.

5.8	Quorum

The quorum for transacting business at any Directors’ meeting shall be at least one ABVC Director and at least one Lucidaim Director present when the relevant business is transacted. Nothing in this Section shall be interpreted as prohibiting Directors’ meetings held by telephone or other electronic communication.

5.9	Voting

The Directors shall decide on matters by simple majority vote. Each Director shall have one vote.

6.	Financing

6.1	Proceeds of subscription for Shares

The subscription moneys shall be applied by the Company solely for the purposes specified in the Business Plan.

6.2	Pre-emptive right

6.2.1	If there is an issuance of new Shares (or any other type of security that is convertible into Shares) pursuant to the terms and conditions of this Agreement and Applicable Laws, each of the Shareholders shall have the right (but not the obligation) to subscribe for such newly issued Shares (or any other type of security that is convertible into Shares) such that subsequent to the subscription, each Shareholder will maintain its shareholding percentage at the shareholding percentage (on an as converted and fully diluted basis) of the Company that such Shareholder held immediately prior to the relevant issuance of new Shares (or any other type of security that is convertible into Shares). To the extent one Shareholder does not elect to subscribe for such issuance of new Shares (or any other type of security that is convertible into Shares), the other Shareholder shall have the right (but not the obligation) to subscribe for such unsubscribed for Shares (or any other type of security that is convertible into such unsubscribed for Shares).

6.2.2	In the event that ABVC fails to go public on the New York Stock Exchange by the end of December 2021, ABVC shall not have the pre-emptive right under Section 6.2.1 on and after January 1, 2022.

6.3       Bank facility

The Company shall arrange a facility for its initial working capital (the “Bank Facility”) with Mizuho Bank (or such other bank as the Shareholders may select which offers more favourable terms) (the “Bank”). The amount of the Bank Facility shall be JPY 30,460,000 or such other amount as the Bank will lend without requiring any recourse to either Shareholder. To the extent required by the Bank, the Shareholders shall severally guarantee the Bank Facility. The proportions in which the Shareholders shall each be required to guarantee the Company’s obligations shall not exceed the proportion in which the Shareholders respectively hold Shares. The Bank Facility shall be on the basis that the Bank will not acquire the right to participate in the share capital of the Company or otherwise in the Business. To the extent required by the Bank, the Shareholders shall subordinate any Loan Notes to all sums owed to the Bank.

6.4	Further Finance

The Shareholders acknowledge that the Company may require further finance to fund its projected cash requirements under the Business Plan and agree that the Company may borrow additional sums from third parties on the most favourable terms available as to interest, repayment and security compatible with its needs, but shall not allow any prospective lender the right to participate in the share capital of the Company or otherwise in the Business as a condition or term of any loan or advance.

6.5	Guarantees

Except to the extent required pursuant to Section 6.3 or with the written consent of each Shareholder, neither Shareholder shall be obliged to provide guarantees or security for any indebtedness of the Company. In the event that the Shareholders agree to give a joint and several guarantee or indemnity to a third party in respect of any obligations of the Company, the following provisions shall apply:

(a)	subject to Section 6.5(b), as between the Shareholders, the aggregate liability of a Shareholder under a joint and several guarantee or indemnity shall be in the same proportion as its holding of Shares at the time the guarantee or indemnity is given;

(b)	a Shareholder shall be responsible for the whole of any liability pursuant to the guarantee or indemnity which is solely attributable to its own act or default or to that of any Director appointed by it; and

(c)	each Shareholder shall indemnify the other on demand for all amounts payable by the first-named Shareholder pursuant to Sections 6.5(a) and 6.5(b).

6.6       Terms of Guarantees etc

Any guarantee, indemnity or other security provided pursuant to this Section 6 shall be provided by the Shareholders without cost to the Company and on such other terms as the Shareholders may agree.

6.7	Subscription for Loan Notes

If the Shareholders is unable to borrow funds from third parties on terms specified in Section 6.3, then the Company shall be funded by the issue of Loan Notes on such terms as the Shareholders may agree.

6.8	Funding support by Shareholders

Except as otherwise provided in this Agreement, neither Shareholder shall be obliged to provide any capital to the Company by way of subscription for further Shares or by way of loans or subscription for Loan Notes unless they both agree on the amount and method of providing the finance. Unless they agree otherwise, they shall contribute the same amount to the Company (whether by way of subscription for further Shares or by way of loans or subscription for Loan Notes) at the same time and on the same terms.

7.	Shareholders’ consent

7.1	The Shareholders shall take all steps to ensure, so far as they are legally able, that no decision relating to the Reserved Matters is taken by the Company without the prior approval of each Shareholder.

7.2	The Shareholders may give their approval of any of the Reserved Matters either in writing to the Company or by voting in favour at a general meeting of the Company properly convened and held.

8.	Continuing obligations

8.1	Accounting records

The Company shall maintain accurate and complete accounting and other financial records in accordance with the Japanese GAAP.

8.2	Access to information

(a)	The Company shall provide each Shareholder and its authorised representatives with all information and access, during normal business hours, as is necessary to:

(i)	keep it properly informed about the business and affairs of the Company and generally to protect its interests as a Shareholder;

(ii)	satisfy itself that the provisions of Section 8.1 are being met; and

(iii)	allow it to comply with any obligations to which it is subject under the laws.

8.3	Business Plan

(a)	The Shareholders shall prepare for the approval of the Shareholders a Business Plan for each Financial Year which it shall submit to the Shareholders not less than thirty (30) Business Days before the end of the then current Financial Year of the Company. Each Business Plan shall include:

(i)	a projected profit and loss account and balance sheet for the Company;

(ii)	an estimate of the working capital requirements of the Company; and

(iii)	an operating budget for the Company.

(b)	Subject to any amendments which they deem appropriate, the Shareholders shall approve the Business Plan within the 30 Business Day period referred to in Section 8.3(a).

(c)	The Shareholders shall review the Business Plan at quarterly intervals during the course of each Financial Year and may propose changes to the Shareholders. The Shareholders shall respond to the Company within thirty (30) Business Days of receipt of any proposal.

(d)	The Shareholders shall prepare for the approval of the Shareholders the first Business Plan which it shall submit to the Shareholders by the end of December 2021. Subject to any amendments which they deem appropriate, the Shareholders shall approve such first Business Plan by the end of March 2022.

8.4	Approvals

The Company shall use its best endeavours to obtain and maintain in full force and effect all approvals, consents and/or licences necessary for the conduct of the Business.

8.5	Shareholders’ Obligation

The Shareholders shall procure that the Company complies with its obligations under this Section 8.

9.	Distribution policy

9.1	The Shareholders shall take all steps to ensure that:

(a)	subject to the Company’s cash requirements, the Company shall distribute by way of dividend in each Financial Year at least 1.5 per cent. of the Company’s profits available for distribution (within the meaning of Section 461 of Companies Act) for that Financial Year; and

(b)	to the extent permitted by law, the Company shall pay dividends within thirty (30) days after the date of the holding of the annual general meeting before which the audited accounts of the Company for the relevant Financial Year are laid, save that the Company may pay interim dividends in accordance with the Articles.

9.2	In deciding whether the Company has profits available for distribution in any Financial Year, the Company’s auditor shall be instructed to report (at the expense of the Company) the amount of the profits available for distribution by the Company at the same time as they sign their report on the audited accounts of the Company for the relevant Financial Year. In giving such report, the Company’s auditors shall act as experts and not as arbitrators and their determination shall (in the absence of manifest error) be final and binding on the Parties.

10.	Restrictive covenants

10.1	Restriction of Shareholders

Each Shareholder covenants with the other Shareholder, the Company and each member of the Group that, except with the consent in writing of the other Shareholder:

(a)	for so long as it, or any Associated Company of it, remains a member of the Company and (subject to Section 10.2) for a period of 2 years from the date on which it or any Associated Company of it ceases to be a member (the “Termination Date”), it will not within any country in which any member of the Group carries on business, either on its own account or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise, in carrying on any business which competes with the business of any member of the Group (other than as a holder of shares in a company carrying on such a business where the shareholding is for investment purposes only and does not confer a degree of control amounting to or exceeding material influence over the business in question);

(b)	for so long as it, or any Associated Company of it, remains a member of the Company and (subject to Section 10.2) for a period of 2 years from the Termination Date, it will not, either on its own account or in conjunction with or on behalf of any other person, canvass, solicit or approach or cause to be canvassed, solicited or approached any person who is a client or customer, prospective client or customer, representative or agent of any member of the Group or in the habit of dealing with any member of the Group for the purpose of offering to that person goods or services which are of the same type as or similar to any goods or services supplied by any member of the Group or enter into any contract for sale and purchase with or accept business from any such person in relation to any such goods or services;

(c)	for so long as it, or any Associated Company of it, remains a member of the Company and for a period of 2 years from the Termination Date, it will not, either on its own account or in conjunction with or on behalf of any other person, interfere or seek to interfere with the continuance of supplies to any member of the Group from any person who is a supplier of goods or services to any member of the Group if such interference causes or would be likely to cause that supplier to cease supplying or materially to reduce or alter the terms of its supply of such goods or services to any member of the Group;

(d)	for so long as it, or any Associated Company of it, remains a member of the Company and for a period of 2 years from the Termination Date, it will not either on its own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from any member of the Group ,offer employment to or employ, or offer to conclude any contract of services with, any person who is employed by or seconded to in a managerial, supervisory, technical or sales capacity, or engaged as a consultant to, any member of the Group and who remains so employed, seconded or engaged immediately prior to the relevant breach of this Section 10.1(d) (whether or not such person would commit a breach of contract by reason of leaving such employment, secondment or engagement); and

(e)	it will not at any time hereafter in relation to any trade, business or company use a trade name, trade or service mark, design or logo including the word “BioLite Japan” or “BLJ” or any word confusingly similar thereto in such a way as to be capable of or likely to be confused with any trade name, trade or service mark, design or logo of any member of the Group (whether registered or not).

10.2	Where a Shareholder, or any Associated Company of it, ceases to be a member of the Company:

(a)	for the purposes of Section 10.1(a), the business of any member of the Group shall be deemed to be that carried on at the Termination Date; and

(b)	for the purposes of Section 10.1(b), the goods or services supplied by any member of the Group shall be deemed to be those supplied as at the Termination Date or at any time within the year prior to the Termination Date.

10.3	Severance

Each of the restrictions contained in Sections 10.1(a) to 10.1(e) is separate and severable and in the event of any such restriction being determined to be unenforceable in whole or in part for any reason, that unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

10.4	Modification of restrictions

While the restrictions contained in this Section 10 are considered by the Shareholders to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Group but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

10.5	Restrictions on each Shareholder’s group

Each Shareholder shall procure that each of its Associated Companies shall be bound by and observe the provisions of this Section 10 as if they were parties covenanting with the other Shareholder in the same terms.

10.6	Exception[s] from restrictions

The restrictions contained in Section 10.1 shall not preclude any member of the ABVC Group from being interested in the business in any other areas than the ophthalmologic field or the central neurological field and/or any member of the Lucidaim Group from being interested in the business in any other areas than the ophthalmologic field or the central neurological field.

11.	Intellectual Property

Any rights to Intellectual Property which arise in the course of the Group’s activities shall belong to the Company or, as the case may be, the relevant member of the Group.

12.	Transfer of Shares

12.1	General prohibition

Unless permitted by this Section 12 or Section 3.1(b) or with the prior written consent of the other Shareholder, neither Shareholder shall do, or agree to do, any of the following:

(a)	sell, transfer or otherwise dispose of, any of its Shares or any interest in any of its Shares;

(b)	Encumber any of its Shares or any interest in any of its Shares;

(c)	enter into any agreement or arrangement in respect of the votes or other rights attached to any of its Shares; or

(d)	enter into any agreement or arrangement to do any of the foregoing.

12.2	Initial period

Except for transfers to Associated Companies pursuant to Section 12.2, neither Shareholder shall transfer any Shares during a period of three years from the date of this Agreement.

12.3	Transfers to third parties

Subject to Sections 12.2 and 12.3, either Shareholder (the “Selling Shareholder”) may transfer its Shares to a third party only if it receives an offer (the “Offer”) which:

(a)	is a bona fide offer in writing;

(b)	is from a third party which has its own financial resources to meet its obligations under the Offer or has a legally binding commitment from a lender for that finance;

(c)	is irrevocable during the period of the Offer;

(d)	is for cash consideration only and is for all the Shares of the Selling Shareholder and all the Shares of the other Shareholder if it also elects to accept the Offer; and

(e)	contains all material terms and conditions (including the price and the intended completion date of the Offer);

and in circumstances in which the Selling Shareholder complies with the remaining provisions of this Section 12.

12.4	Notice of Offers

If a Selling Shareholder receives an Offer which it wishes to accept, it must immediately give written notice, including details of the proposed purchaser and the purchase price for the Shares, (the “Transfer Notice”) to the other Shareholder (the “Remaining Shareholder”) offering to sell those Shares which are the subject of the Offer to the Remaining Shareholder at the same cash price as set out in the Offer and on terms which are no less favourable than those contained in the Offer. The Transfer Notice must also state:

(a)	the period within which the offer to sell the Shares to the Remaining Shareholder shall remain open for acceptance. This period must be at least thirty (30) Business Days from the date of service of the Transfer Notice (the “Acceptance Period”); and

(b)	full details of all other terms and conditions of the Offer.

12.5	Options of Remaining Shareholder

Once the Remaining Shareholder has received a Transfer Notice it may:

(a)	send a written notice to the Selling Shareholder within the Acceptance Period accepting the offer set out in the Transfer Notice;

(b)	send a written notice to the Selling Shareholder within the Acceptance Period declining the offer set out in the Transfer Notice;

(c)	send a written notice to the Selling Shareholder (a “Sale Notice”) within the Acceptance Period offering to sell all of its Shares to the third party on the same terms and conditions as those contained in the Offer; or

(d)	not reply to the Transfer Notice within the Acceptance Period or reply in a manner other than as specified in Sections 12.5(a) to (c). In those cases, the Remaining Shareholder shall be deemed not to have accepted the offer set out in the Transfer Notice and not to have issued a Sale Notice.

12.6	Consequences of Transfer Notice

(a)	If the offer set out in the Transfer Notice is accepted, the Selling Shareholder must sell its Shares to the Remaining Shareholder.

(b)	If the offer set out in the Transfer Notice is not accepted, or deemed not to be accepted, and a Sale Notice is not issued, or deemed not to be issued, the Selling Shareholder may accept the Offer and sell its Shares on the terms and conditions of the Offer.

(c)	If a Sale Notice is issued, the Selling Shareholder and the Remaining Shareholder must sell their Shares on the terms and conditions of the Offer.

12.7	Completion of transfer

The sale of Shares pursuant to this Section 12 shall be made on the following terms:

(a)	completion of the transfer of the Shares shall take place seven (7) Business Days after the date of expiry of the Acceptance Period (the “Transfer Date”) and at such reasonable time and place as the Shareholders agree or, failing which, at noon at the registered office of the Company;

(b)	the Selling Shareholder and, if relevant, the Remaining Shareholder must deliver to the purchaser in respect of the Shares which it is selling on or before the Transfer Date:

(i)	duly executed share transfer forms; and

(ii)	a power of attorney in such form and in favour of such person as the purchaser may nominate to enable the purchaser to exercise all rights of ownership in respect of the Shares to be sold including voting rights;

(c)	the purchaser must pay the total consideration due for the Shares to the Selling Shareholder and, if relevant, the Remaining Shareholder by same day transfer of funds to the bank account(s) notified to it for the purpose on the Transfer Date; and

(d)	if relevant, completion of the sale of the Shares of the Selling Shareholder and the Remaining Shareholder must take place simultaneously; and

(e)	in accordance with the provisions of Schedule 5.

12.8	Failure to complete sale

(a)	If the Selling Shareholder and/or, if relevant, the Remaining Shareholder fail(s) or refuse(s) to comply with its/their obligations in this Section 12, the Company may authorise a person to execute and deliver the necessary transfer on its/their behalf. The Company may receive the purchase money in trust for the Selling Shareholder and/or, if relevant, the Remaining Shareholder and cause the purchaser to be registered as the holder of the Shares being sold. The receipt of the Company for the purchase money shall be a good discharge to the purchaser (who shall not be bound to see to the application of those moneys). After the purchaser has been registered as holder of the Shares being sold in purported exercise of these powers, the validity of the proceedings shall not be questioned by any person.

(b)	If a Shareholder fails or refuses to transfer any Shares in accordance with this Section 12, the other Shareholder may serve a default notice. At the end of the period of five (5) Business Days from the date of service of such a default notice (unless the non-compliance has previously been remedied to the reasonable satisfaction of the other Shareholder), the defaulting Shareholder shall not be entitled to exercise any of its/their powers or rights in relation to management of, and participation in the profits of, the Company under this Agreement, the Articles or otherwise. The directors appointed by the defaulting Shareholder (or its predecessor(s) in title) shall not:

(i)	be entitled to vote at any directors meeting;

(ii)	be required to attend any meeting of directors in order to constitute a quorum; or

(iii)	be entitled to receive or request any information from the Company.

12.9	General

The Shareholders shall keep the Company informed, at all times, of the issue and contents of any notice(s) served pursuant to this Section 12 and any election or acceptance relating to those notices.

13.	Term and termination

13.1	Termination

Subject to Section 3.2, this Agreement can be terminated only in accordance with the following provisions of this Section13.

13.2	Initial term and termination by notice thereafter

This Agreement shall (unless terminated at an earlier date pursuant to the terms of this Agreement) continue in force for an initial term (the “Initial Term”) of ten years and shall continue in force after the Initial Term until terminated by either Shareholder giving to the other Parties not less than six month notice of termination expiring at the end of the Initial Term or at any time after the Initial Term.

13.3	Termination by consent

This Agreement may be terminated at any time by the written agreement of the Shareholders and shall terminate automatically without notice on the date upon which all of the Shares are owned by one Shareholder.

13.4	Termination for default

Either Shareholder (the “Non-Defaulting Shareholder”) may terminate this Agreement by notice (“Termination Notice”) to the other Shareholder (the “Defaulting Shareholder”) or to any successor to the Defaulting Shareholder in any case within Section 13.4(h) if:

(a)	the Defaulting Shareholder commits a material breach or persistent breaches of its obligations under this Agreement (whether such breach or breaches amount to a repudiatory breach or breaches or not) and, if the breaches are capable of remedy, fails to remedy the breaches within twenty (20) Business Days of being specifically required in writing so to do by the Non-Defaulting Shareholder;

(b)	the Company terminates in accordance with its terms an Ancillary Agreement to which the Defaulting Shareholder or an Associated Company of it is a party before expiration of the contractual term;

(c)	the Company as non-Defaulting Shareholder determines not to execute the License Agreement in accordance with Section 17.1.2;

(d)	the Defaulting Shareholder sells or otherwise disposes of all or substantially all of its undertaking or assets;

(e)	the Defaulting Shareholder makes an assignment for the benefit of creditors generally or fails to pay its debts generally as they become due or any material financial indebtedness of the Defaulting Shareholder becomes payable or capable of being declared payable before its stated maturity date;

(f)	an Insolvency Event occurs in relation to the Defaulting Shareholder;

(g)	there is a Change of Control of the Defaulting Shareholder; or

(h)	there is a merger or consolidation of the Defaulting Shareholder with any other person such that one of the entities involved ceases to exist.

The Defaulting Shareholder shall forthwith give notice to the Non-Defaulting Shareholder of the occurrence of any of the events in Sections 13.4(a) to (h) and the Non-Defaulting Shareholder may serve a Termination Notice no later than thirty (30) Business Days from the date of that notification.

13.5	Transfer Notice

Within five (5) Business Days of receipt of a Termination Notice, the Defaulting Shareholder shall make an offer to the Non-Defaulting Shareholder by notice (the “Transfer Notice”) stating a single price at which it would be prepared either:

(a)	to purchase the Shares of the Non-Defaulting Shareholder; or

(b)	to sell to the Non-Defaulting Shareholder the Shares of the Defaulting Shareholder

(in either case these Shares are referred to as the “Sale Shares”).

13.6	Acceptance

Within five (5) Business Days of receipt of the Transfer Notice, the Non-Defaulting Shareholder shall notify the Defaulting Shareholder whether it wishes to purchase or sell the Sale Shares in accordance with the terms of the Transfer Notice.

13.7	Dispute as to price

If the Defaulting Shareholder fails to serve a Transfer Notice in accordance with Section 13.5 or the Non-Defaulting Shareholder does not agree with the price for the Sale Shares proposed by the Defaulting Shareholder, the Non-Defaulting Shareholder may by notice to the Defaulting Shareholder require a price for the Sale Shares to be established by an independent chartered accountant (the “Valuer”) (acting as an expert and not as an arbitrator). The Valuer shall be agreed upon by the Shareholders or, in default of agreement within five (5) Business Days of receipt of the Non-Defaulting Shareholder’s notice pursuant to this Section, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (or any person for the time being performing the functions of that official) on the application of the Non-Defaulting Shareholder. The Valuer shall determine the fair price of the Shares being sold on a going concern basis between a willing seller and a willing purchaser and on the basis that each Share, whatever its class, has the same value corresponding to its proportion of the value of all the Shares taken as a whole and that no additional or reduced value is attached to any holding of Shares by virtue only of that holding comprising or after purchase conferring or giving rise to a majority or minority of the total issued share capital of the Company. Any costs of the Valuer shall be borne by the Defaulting Shareholder. Following the determination of the price by the Valuer the Non-Defaulting Shareholder may by notice to the Defaulting Shareholder require the Defaulting Shareholder either to purchase the Sale Shares or to sell to the Non-Defaulting Shareholder the Sale Shares at the price so established.

13.8	Transfer of Sale Shares

Within two (2) Business Days of the Non-Defaulting Shareholder notifying the Defaulting Shareholder whether it wishes to purchase or sell pursuant to Section 13.6 or Section 13.7, the appropriate Shareholder shall execute the necessary instrument(s) of transfer of the Sale Shares in favour of the other Shareholder against payment in full of the price for the Sale Shares and the Shareholders shall procure that the Company will enter the purchaser’s name in the register of members of the Company as the holder of the Sale Shares.

13.9	Business pending registration

Following service of a Termination Notice until such time as the completion of the transfer of the Sale Shares pursuant to Section 13.8 (including, if appropriate, the period of valuation or any period during which any matter relating to this Section is the subject of proceedings), each Shareholder shall do all things in its power to continue to operate the Company in the ordinary course of its business as it existed at the time at which the Termination Notice was served.

13.10	Mechanics of transfers

The provisions of Schedule 5 shall apply to all transfers of Shares pursuant to this Section 13.

14.	Deadlock

14.1	If the Shareholders are unable to arrive at a decision on any matter listed in Schedule 3, which is material to the business of the Company, by reason of disagreement between themselves, then a deadlock shall be deemed to have occurred in relation to the matter. Whenever a deadlock is deemed to have occurred, each Shareholder may, within twenty eight (28) days of the event that has given rise to the deadlock, give notice to the other Shareholder that in its opinion there is a deadlock (“Deadlock Notice”) and identifying the matter over which the Shareholders are deadlocked.

14.2	The Shareholders undertake that within a period of five (5) Business Days following service of the Deadlock Notice they shall forthwith refer the matter which has given rise to the deadlock to the Chairman of each of the Shareholders and shall each use all reasonable endeavours in good faith to resolve the dispute.

14.3	If the deadlock has not been resolved within ten (10) Business Days from the date of referral to the Chairmen under Section 14.2 (the “Referral Period”), then either Shareholder (in this Section 14 the “First Shareholder”) may by notice in the form set out in Part 1 of Schedule 4 (the “Roulette Notice”) given at any time within ten (10) Business Days of the expiry of the Referral Period offer to buy all of the other Shareholder’s (the “Second Shareholder”) Shares for cash at a price per Share specified in the Roulette Notice (the “Specified Price”).

14.4	The Roulette Notice shall be deemed to constitute:

(a)	an offer by the First Shareholder to purchase all (but not some only) of the Second Shareholder’s Shares at the Specified Price; and

(b)	an alternative offer by the First Shareholder to sell to the Second Shareholder all (but not some only) of the First Shareholder’s Shares at the Specified Price.

14.5	Within ten (10) Business Days of service of the Roulette Notice, the Second Shareholder may accept either of the offers referred to in Section 14.4 by notice in the form set out in Part 2 of Schedule 4 (the “Acceptance Notice”).

14.6	Service of the Acceptance Notice shall constitute an acceptance of the offer specified therein and:

(a)	in the case of the offer contained in Section 14.4(a), the First Shareholder shall be bound to purchase, and the Second Shareholder shall be bound to sell the Second Shareholder’s Shares; and

(b)	in the case of the offer contained in Section 14.4(b), the First Shareholder shall be bound to sell, and the Second Shareholder shall be bound to purchase, the First Shareholder’s Shares in accordance with the provisions of Section 14.8.

14.7	If no valid Acceptance Notice is served (or it is served incorrectly completed) by the Second Shareholder under Section 14.5, then the First Shareholder shall be bound to purchase, and the Second Shareholder shall be bound to sell, the Second Shareholder’s Shares in accordance with the provisions of Section 14.8.

14.8	Completion of the sale and purchase contemplated by this Section 14 shall be at the date, time and place specified in the Roulette Notice. At that completion, the transferring Shareholder shall deliver or cause to be delivered to the purchasing Shareholder (or as it may direct) a duly executed transfer or transfers in respect of the transferring Shareholder’s Shares in favour of the purchasing Shareholder (or as it may direct) and accompanied by the relative share certificates or other documents of title, together with any power or authority under which such transfer or transfers have been executed, against which the purchasing Shareholder shall pay by wire transfer to the bank account of the transferring Shareholder as notified in the Roulette Notice an amount equal to the Specified Price multiplied by the relevant number of Shares being sold. The transferring Shareholder shall do all such other things and execute all such other documents as the purchasing Shareholder may reasonably require to give effect to the sale and purchase of the relevant Shares.

14.9	No Roulette Notice or Acceptance Notice may be withdrawn except with the written consent of the Shareholder to which it was given and save as aforesaid shall constitute a binding obligation on the Shareholders to sell and purchase the relevant Shares in the manner contemplated by this Section 14.

14.10	The provisions of Schedule 5 shall apply to all transfers of Shares pursuant to this Section 14.

15.	Representations and Warranties

Each of the Shareholders represents and warrants to the other that:

(a)	it has the full power and authority to enter into and to perform its obligations under the Transaction Documents which, when executed, will constitute valid and binding obligations on it in accordance with its terms; and

(b)	the entry into and delivery of, and the performance by it of, the Transaction Documents will not result in any breach of any provision of its articles of association or result in any claim by a third party against the other Shareholder or the Company.

16.	Confidentiality and announcements

16.1	Confidentiality

(a)	This Section applies to all Confidential Information disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one Party (the “Disclosing Party”) to any other Party (the “Receiving Party”) whether before or after the date of this Agreement.

(b)	During the term of this Agreement and after termination or expiration of this Agreement for any reason whatsoever, the Receiving Party shall:

(i)	keep the Confidential Information confidential;

(ii)	not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or in accordance with Sections 16.1(c) and 16.1(d); and

(iii)	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

(c)	During the term of this Agreement, the Receiving Party may disclose the Confidential Information to any of its employees or advisers or those of members of the Group (the “Recipient”) to the extent that it is necessary for the purposes of this Agreement.

(d)	The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement. The Receiving Party shall remain responsible for any breach of this Section 16 by the Recipient.

(e)	The obligations contained in Sections 16.1(b) to 16.1(d) shall not apply to any Confidential Information which:

(i)	is at the date of this Agreement, or at any time after the date of this Agreement, comes into the public domain other than through breach of this Agreement by the Receiving Party or any Recipient;

(ii)	can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party;

(iii)	subsequently comes lawfully into the possession of the Receiving Party from a third party; or

(iv)	is required to be disclosed by law or any court of competent jurisdiction, any governmental, official or regulatory authority or any binding judgment, order or requirement of any other competent authority.

(f)	Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Section 16 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under this Section 16.

16.2	Announcements

(a)	Subject to the provisions of Section 16.2(b), no disclosure or announcement relating to the existence or subject matter of this Agreement shall be made or issued by or on behalf of any Party or any member of the group of companies of which that Party is a member without the prior written approval of the other Parties (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed) provided that these restrictions shall not apply to any disclosure or announcement if required by any law, applicable securities exchange, supervisory, regulatory or governmental body.

(b)	Nothing in this Agreement will prohibit the Parties from making or sending after Completion any announcement to a customer, client or supplier of the Company informing it of the establishment of the Business.

(c)	The Party making the communication shall use its reasonable endeavours to consult with the other Parties in advance as to the form, content and timing of the communication.

17.	Relationship with ABVC Group and Lucidaim Group

17.1	Ancillary Agreements

18.1.1	Each Shareholder shall take all steps to perform, and shall procure that each member of the Group performs, its obligations under the Ancillary Agreements to which it is a party. In the event that any dispute or difference arises between the relevant member of the Group and either of the Shareholders or any of their Associated Companies in relation to the Ancillary Agreements or any of them, the Shareholders agree that the conduct of any dispute or difference on behalf of the relevant member of the Group shall be passed to the directors appointed by the Shareholder who is not itself party to the relevant Ancillary Agreement who shall have full authority on behalf of the relevant member of the Group to negotiate, litigate and settle that dispute or difference, and each Shareholder shall take all steps to give effect to this Section 17.1.1.

18.1.2	ABVC and the Company shall use its reasonable endeavours to execute the License Agreement by the end of December 2021. ABVC agrees that the conduct of any negotiation on behalf of the Company for the terms of License Agreement shall be passed to Lucidaim Directors who shall have full authority on behalf of the Company to negotiate the terms. In the event that ABVC and Lucidaim Directors representing the Company do not reach agreement on the terms, the Company may at its sole discretion determine not to execute the License Agreement without any liability to ABVC.

17.2	Enforcement of Company’s Rights

Any right of action which the Company may have in respect of breach of this Agreement or of any other obligation owed to the Company shall be prosecuted by the Directors appointed by the Shareholder which is not, or whose Associated Company is not, responsible for the breach. Those Directors shall have full authority on behalf of the Company to negotiate, litigate and settle any claim arising out of the breach or exercise any right of termination arising out of the breach and the Shareholders shall take all steps within their power to give effect to the provisions of this Section 17.2.

17.3	Anti-Corruption

(a)	Each Shareholder undertakes that it will, and will procure that its Associated Companies and each member of the Group will:

(i)	comply with the Anti-Corruption Laws;

(ii)	not engage in any activity, practice or conduct that may constitute a breach of the Anti-Corruption Laws; and

(iii)	maintain any procedures under the Anti-Corruption Laws to prevent any Associated Person from undertaking any conduct that may give rise to a breach of the Anti-Corruption Laws.

(b)	Each Shareholder undertakes that it will from time to time, at the reasonable request of the other Shareholder, confirm in writing that it has complied with its undertakings under Section 17.3(a) and will provide any information reasonably requested by the other Party in support of such compliance.

(c)	Each Shareholder agrees that it will indemnify the other Shareholder and its Associated Companies for any Liabilities incurred as a result of its breach of Section 17.3(a).

18.	Tax matters

In the event that the Company shall, at any time, have available to it trading losses or other amounts eligible for relief from corporation tax, the Shareholders shall procure that relief in respect of such amounts shall not be surrendered to either of the Shareholders without the prior written consent of the other Shareholder and in the event that such relief is so surrendered to a Shareholder, the Shareholder receiving the relief shall be responsible for any taxes incurred in connection with the surrender.

19.	Conflict with articles

If there is any conflict between the provisions of this Agreement and the provisions of the Articles, the Shareholders agree that, as between themselves and for so long as this Agreement remains in force but not so as to amend the Articles, the provisions of this Agreement shall prevail and the Shareholders shall exercise all voting and other rights and powers available to them to give effect to the provisions of this Agreement.

20.	No partnership

Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership between the Parties nor, except as may be expressly set out in it, constitute any Party the agent of the others for any purpose.

21.	Survival of Representations and Warranties; Indemnification

21.1	Survival of Representations and Warranties

Notwithstanding any investigation made by a Party or its authorized representatives with respect to the representations or warranties of the other Parties, all representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twenty-four (24) months from and after the Completion Date. No claim for indemnification with respect to a breach of or inaccuracy in any representation or warranty contained in this Agreement may be asserted after the expiration of the aforementioned twenty-four month period. Representations, warranties, covenants, and agreements shall be of no further force or effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

21.2	Indemnification Claims

(a)	Indemnification by ABVC. Effective as of the Completion Date, subject to the limitations set forth in Section 21.1 and Section 21.3, ABVC shall be responsible for, shall pay on a current basis, and hereby agree to defend, indemnify, hold harmless, and forever release Lucidaim, the Affiliates of Lucidaim, and each of their respective equity holders, directors, officers, managers, employees, attorneys, consultants, agents, and representatives (collectively, the “Lucidaim Indemnified Parties”) from and against any and all Liabilities, whether or not incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from, based upon, related to, or associated with: (A) any misrepresentation or breach of any representation or warranty made by ABVC in this Agreement, provided a claim for such breach is made in writing before the expiration of the period set forth in Section 21.1; (B) the breach or non-performance of any covenant or obligation required by this Agreement to be observed or performed by ABVC; or (C) any Excluded Liabilities of ABVC.

(b)	Indemnification by Lucidaim. Effective as of the Completion Date, subject to the limitations set forth in Section 21.1 and Section 21.3, Lucidaim shall be responsible for, shall pay on a current basis, and hereby agree to defend, indemnify, hold harmless, and forever release ABVC, the Affiliates of ABVC, and each of their respective equity holders, directors, officers, managers, employees, attorneys, consultants, agents, and representatives (collectively, the “ ABVC Indemnified Parties”) from and against any and all Liabilities, whether or not incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from, based upon, related to, or associated with: (A) any misrepresentation or breach of any representation or warranty made by Lucidaim in this Agreement, provided a claim for such breach is made in writing before the expiration of the period set forth in Section 21.1; (B) the breach or non-performance of any covenant or obligation required by this Agreement to be observed or performed by Lucidaim; or (C) any Excluded Liabilities of Lucidaim.

21.3	Limitations on Indemnification

Rights to indemnification under Section 21.2 are subject to the following limitations:

(a)	Notwithstanding anything contained in this Agreement to the contrary, no Indemnifying Party shall have any liability pursuant to Section 21.2(a)(A), Section 21.2(b)(A), or Section 21.2(c)(A), as the case may be, (A) for any individual Liability unless the amount of such Liability exceeds JPY 500,000 (the “Individual Indemnity Threshold”) and (B) until and unless the aggregate amount of all Liabilities (each of which Liability having exceeded the Individual Indemnity Threshold) exceeds JPY 2,000,000 (the “Indemnity Deductible”), and then only to the extent such Liabilities exceed the Indemnity Deductible.

(b)	Except for Liabilities paid in connection with a Third-Party Claim (as hereinafter defined), none of the Indemnified Parties shall be entitled to recover from the Parties or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote, or speculative damages (including damages for lost profits of any kind) arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Person suffers such damages to a Third Party, which damages to a Third Party (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, ABVC, on behalf of each of the ABVC Indemnified Parties, and Lucidaim, on behalf of each of the Lucidaim Indemnified Parties, waives any right to recover any special, indirect, consequential, punitive, exemplary, remote, or speculative damages (including damages for lost profits of any kind) arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

21.4	Procedures

(a)	Notice. To make a claim for indemnification under this Agreement, an Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing of its claim under Section 21.2, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third-Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third-Party Claim; provided that the failure of any Indemnified Party to give notice of a Third-Party Claim as provided in Section 21.3(d) shall not relieve the Indemnifying Party of its obligations under Section 21.2, except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third-Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third-Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or a breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.

(b)	Defense and Settlement of Claims.

(i)	In the case of a claim for indemnification based upon a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third-Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(ii)	If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third-Party Claim, it shall have the right and obligation diligently to defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third-Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third-Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 21.4. An Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, denied, conditioned, or delayed), (i) settle any Third-Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third-Party Claim or (ii) settle any Third-Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(iii)	If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third-Party Claim, but fails diligently to prosecute, indemnify against, or settle such Third-Party Claim, then the Indemnified Party shall have the right to defend against the Third-Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation and assume the defense of the Third-Party Claim at any time prior to settlement or final determination thereof. If settlement has been offered and the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third-Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (iii), above.

(c)	Non-Third-Party Claims. In the case of a claim for indemnification not based upon a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (A) cure the Liabilities complained of, (B) admit its liability for such Liabilities, or (C) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30)-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall be deemed to have disputed the claim for such Liabilities.

22.	Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures to such counterparts and to this Agreement were upon the same instrument.

23.	Further assurance

Each Party agrees (at its own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other Parties may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction contemplated by this Agreement.

24.	Waiver

Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed and delivered by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party or its officers, directors, managers, employees, agents, or representatives, and no failure by any Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

25.	Entire agreement

This Agreement (and any other agreements contemplated hereby or thereby) constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, and negotiations, both written and oral, among the Parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition, or warranty not set forth in this Agreement has been made or relied upon by any Party. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder. The Exhibits to this Agreement are and shall be deemed to be a part of this Agreement.

26.	Notices

26.1	Save as otherwise provided in this Agreement, any notice, demand or other communication (“Notice”) to be given by any Party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. Any Notice shall be served by sending it by fax to the number set out in Section 26.2, or delivering it by hand to the address set out in Section 26.2 and in each case marked for the attention of the relevant Party set out in Section 26.2 (or as otherwise notified from time to time in accordance with the provisions of this Section 26). Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows:

(a)	if sent by fax, at the time of transmission; or

(b)	in the case of delivery by hand, when delivered,

provided that in each case where delivery by fax or by hand occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day.

References to time in this Section are to local time in the country of the addressee.

26.2	The addresses and fax numbers of the Parties for the purpose of Section 26.1 are as follows:

(a) ABVC

Address: 44370 Old Warm Springs Blvd., Fremont, CA 94538, USA

For the attention of: Andy An

(b) Lucidaim

Address:

Fax:

For the attention of: Toru Seo

(c) Company

Address: 3-8-3 Nihonbashi Honcho, Chuo-ku, Tokyo 103-0023, Japan

For the attention of: Toru Seo

26.3	A Party may notify all other Parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this Section 26, provided that such notice shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

26.4	In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

27.	Costs

27.1	Subject to any Sections entitling any Party to recover its costs from any other Party if particular conditions are not fulfilled, each of the Parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement unless otherwise agreed by the Parties.

27.2	Unless otherwise agreed by the Parties, each Party undertakes to the others that the Company has not paid and will not pay (in connection with the subscription contemplated by this Agreement) any legal, accounting or other professional charges, fees, expenses or commissions relating to the subscription of the Shares including any such costs incurred in connection with any investigation of the affairs of the Company or the negotiation, preparation, execution and carrying into effect of this Agreement.

28.	No Third-Party Beneficiaries

The Parties and this Agreement do not confer any rights or remedies upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns.

29.	Amendments

This Agreement may be amended, restated, supplemented, or otherwise modified only by an instrument in writing executed and delivered by all Parties and expressly identified as an amendment, restatement, supplement, or modification.

30.	Continuing effect

Each provision of this Agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

31.	Illegality and Severability

If application of any one or more of the provisions of this Agreement shall be unlawful under Applicable Law, then the Parties will attempt in good faith to make such alternative arrangements as may be legally permissible and that carry out as nearly as practicable the terms of this Agreement. Should any portion of this Agreement be deemed unenforceable by a court of competent jurisdiction, the remaining portions hereof shall remain unaffected and be interpreted as if such unenforceable portion had been initially deleted.

32.	Successors and Assigns

No Party shall assign this Agreement or any of its rights in and to this Agreement without the prior written approval of the other Party. Subject to the preceding sentence, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

33.	Governing law and Arbitration

33.1	Governing law

This Agreement shall be governed by and construed in accordance with the laws of Japan without regard to principles of conflicts of laws.

33.2	Arbitration

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by one or more arbitrators appointed in accordance with the said Rules. The seat of arbitration shall be Japan. Any arbitration proceeding will proceed in Tokyo, Japan. The arbitration proceedings will be conducted in English, and the award will be rendered in writing in English. Unless otherwise ordered by the arbitrator, each Party shall bear its own costs and fees, including attorneys’ fees and expenses. The Parties agree to treat any award made by the arbitral tribunal as final and binding upon them and immediately enforceable against them, and undertake not to exercise or seek to exercise any right of appeal or other challenge against such final award before any court or jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Parties from seeking any preliminary, emergency or interim injunctive relief in any court of competent jurisdiction or from the ICC or arbitrators. Judgment upon any award rendered by the arbitrator may be entered by any court having jurisdiction over the Party against whom enforcement is sought.

34.	Advice of Counsel

The Parties have each consulted counsel of their choice regarding this Agreement and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and shall be construed accordingly.

35.	Captions

The captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

36.	Governing language

The official text of this Agreement and any notices given hereunder shall be in English. In the event of any dispute concerning the construction or interpretation of this Agreement, reference shall be made only to this Agreement as written in English and not to any translation into any other language.

[SIGNATURES ON FOLLOWING PAGE]

Execution

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

ABVC BioPharma, Inc.

By:	/s/ Eugene Jiang
Name:	Eugene Jiang
Title:	Chairman

Execution

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

Lucidaim Co., Ltd.

By:	/s/ Toru Seo
Name:	Toru Seo
Title:	Representative Director

Execution

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

BioLite Japan K.K

By:	/s/Toru Seo
Name:	Toru Seo
Title:	Representative Director

Schedule 1

The Company

Name	:	BioLite Japan K.K.
Date of Incorporation	:	18 December 2018
Place of Incorporation	:	Japan
Registered office	:	3-8-3 Nihonbashi Honcho, Chuo-ku, Tokyo
Director	:	Toru Seo
Representative Director	:	Toru Seo
3-42-12 Musashidai, Fuchu-shi, Tokyo
Number of Authorized Shares	:	10,000 shares
Number of Issued Shares	:	3,049 ordinary share
Amount of Share Capital	:	JPY 30,490,000

Schedule 2

Conditions Precedent

Completion is conditional on:

1.	All government, governmental, supranational or trade agency or regulatory body consents (including the expiry of any period following a notification such that consent is deemed to be given or no consent is required) which are required for the Transaction being obtained in terms satisfactory to the Shareholders;

Schedule 3

Reserved Matters

General

1.	Any amendment to the articles of association of the Company.

2.	Any change in the name of the Company.

Accounting and Financial

3.	Any alteration to the Company’s accounting reference date or, other than as required by law, the Japanese GAAP.

4.	Save as required by Section 9, the declaration or payment of any dividend or other distribution by the Company.

Commercial

5.	Any material change in the nature of the Business.

6.	The approval or amendment of the Business Plan.

7.	Any arrangement for the disposal of the whole or substantially the whole of the assets of the Company.

Employment

8.	The determination of the remuneration, if any, of the directors of the Company.

Insolvency

9.	Unless otherwise expressly provided for in this Agreement, the making of any compromise or arrangement with the Company’s creditors, any application for the appointment of a receiver or an administrator over the Company’s assets or the winding up of the Company (whether voluntarily or compulsorily).

Schedule 4

Part 1: Roulette Notice

To:	[Insert name of Shareholder and contact details from Section 26 of the Agreement]

[Date]

Dear Sirs

Roulette Notice

We refer to the Joint Venture Agreement dated [insert date] (“Agreement”) and made between yourselves and ourselves and to the Deadlock provisions contained in Section 14 of the Agreement.

We hereby:

(a)	offer to purchase all (but not some only) of the shares in the capital of [insert name] Limited (the “Company”) held by you, at the price of £[insert amount] per share; or

(b)	in the alternative, offer to sell to you all (but not some only) of the shares held by us in the capital of the Company, at that price per share.

You may accept either of the above offers by service on us of an Acceptance Notice pursuant to Section 14 of the Agreement. Completion of the sale and purchase of the shares contemplated by Section 14 of the Agreement shall take place at [insert location] on [insert time and date].

In the event that you accept the offer set out in paragraph (b), then details of our bank account into which the aggregate consideration should be transferred on completion are [insert name] Bank plc, [insert address], Sort Code [        ], Account Number [        ].

Yours faithfully

[Name]

For and on behalf of

[Shareholder]

Part 2: Acceptance Notice

To:	[Insert name of Shareholder and contact details from Section 26 of the Agreement]

[Date]

Dear Sirs

Acceptance Notice

We refer to the Joint Venture Agreement dated [insert date] (“Agreement”) and made between yourselves and ourselves (and, in particular, to the Deadlock provisions contained in Section 14 of the Agreement) and to the Roulette Notice dated [insert date]. This letter is the Acceptance Notice referred to in Section 14.5 of the Agreement.

[We hereby accept your offer to purchase all (but not some only) of the shares in the capital of [insert name] Limited held by us, at the price of £[insert amount] per share]

OR

[We hereby accept your offer to sell to us all (but not some only) of the shares held by you in the capital of [insert name] Limited, at the price of £[insert amount] per share.]

Yours faithfully

[Name]

For and on behalf of

[Shareholder]

Schedule 5

Share Transfer Provisions

1.	Transfer terms

1.1	Any sale and/or transfer of Shares pursuant to this Agreement shall be on terms that those Shares:

(a)	are transferred with full legal and beneficial title free from all Encumbrances; and

(b)	are transferred with the benefit of all rights attaching to them as at the date of the agreement to sell or transfer the Shares or of the relevant Roulette Notice, Acceptance Notice, Action Notice or Bid, as appropriate but without the benefit of any other warranties or representations whatsoever.

2.	Approval

The Directors shall promptly register any transfer of Shares permitted by this Agreement and each Shareholder shall procure that each Director appointed by it shall comply with this obligation.

3.	Registration

The Parties shall procure that a transfer of Shares is not approved for registration unless this Agreement and the Articles have been complied with.

4.	Further assurance

Each Party shall do all things and carry out all acts which are reasonably necessary to effect the transfer of the shares in accordance with the terms of this Agreement in a timely fashion.

5.	Return of documents, etc.

On ceasing to be a Shareholder, a Shareholder must use reasonable endeavours to hand over to the Company, save to the extent required by law, material correspondence, budgets, Business Plans, schedules, documents and records relating to the Business held by it or an Associated Company or any third party which has acquired such matter through that Shareholder and shall not keep any copies.

6.	Loans, borrowings, guarantees and indemnities

6.1	Upon a transfer of all the Shares held by a Shareholder

(a)	the continuing Shareholder shall procure that all loans, borrowings and indebtedness in the nature of borrowings outstanding owed by the Company to a transferring Shareholder (together with any accrued interest) are either assigned to the continuing Shareholder for such value as may be agreed between the transferring Shareholder and the continuing Shareholder, or failing agreement with the continuing Shareholder, are repaid by the Company;

(b)	all loans, borrowings and indebtedness in the nature of borrowings outstanding owed by that transferring Shareholder to the Company shall be repaid; and

(c)	the continuing Shareholder shall use all reasonable endeavours (but without involving any financial obligation on its part) to procure the release of any guarantees, indemnities, security or other comfort given by the transferring Shareholder to or in respect of the Company or its Business and, pending such release, shall indemnify the transferring Shareholder in respect of them.

6.2	Any assumption of the obligations of a transferring Shareholder by the continuing Shareholder is without prejudice to the right of the continuing Shareholder and/or the Company to claim from the transferring Shareholder in respect of liabilities arising prior to the completion date of the transfer of Shares.

7.	Assumption of obligations

The Shareholders shall procure that no person shall be registered by the Company as the holder of any Shares unless it first enters into agreement to be bound by all the terms of this Agreement as if it had been a signatory.

8.	Waiver of pre-emption rights

The Shareholders waive their pre-emption rights to the transfer of Shares contained in this Agreement and the Articles to the extent necessary to give effect to this Agreement.

9.	Removal of appointees

9.1	If a Shareholder ceases to be a Shareholder it shall immediately upon transfer of its Shares procure the resignation of all its appointees to the Directors. If the continuing Shareholder requests, it shall do all such things and sign all such documents as may otherwise be necessary to procure the resignation or dismissal of such persons in a timely manner.

9.2	Those resignations shall take effect without any liabilities on the Company for compensation for loss of office or otherwise except to the extent that the liability arises in relation to a service contract with a Director who was acting in an executive capacity. Any Shareholder removing a Director appointed by it shall fully indemnify and hold harmless the other Shareholder and the Company from and against any claim for unfair or wrongful dismissal arising out of such removal.

10.	Interest

The purchase moneys shall, to the extent that they are not delivered to the Selling Shareholder on or before the appropriate completion date, bear interest against the purchasing Party at the rate of 4 per cent. over the base lending rate from time to time of Mizuho Bank, Ltd. calculated on a daily basis from such date until the Selling Shareholder is reimbursed by the other Party.

Exhibit

FORM OF SHARE TRANSFER AGREEMENT

As attached

Share Transfer Agreement

This Agreement is dated October 6, 2021

Between

ABVC BioPharma, Inc., a Nevada corporation with its principal place of business located at 44370 Old Warm Springs Blvd., Fremont, CA 94538, U.S.A. (“ABVC”); and

Lucidaim Co., Ltd., a Japanese corporation with its principal place of business located at                          (“Lucidaim”).

ABVC and Lucidaim are referred to herein individually as a “Party” and, collectively, the “Parties”.

Recitals

A.	WHEREAS, BioLite Japan K.K. is a private limited company (a Japanese Kabushiki Kaisha) incorporated on 18 December 2018 with its principal place of business located at 3-8-3 Nihonbashi Honcho, Chuo-ku, Tokyo 103-0023, Japan (“Company”) and at the date of this Agreement has an issued share capital of JPY thirty million four hundred ninety thousand (30,490,000) with three thousand forty nine (3,049) ordinary shares. One thousand five hundred one (1,501) ordinary shares out of such three thousand forty nine (3,049) ordinary shares have been issued nil paid and are held by Lucidaim and the remaining one thousand five hundred forty eight (1,548) ordinary shares have been issued nil paid and are held by ABVC.

B.	Lucidaim desires to acquire from ABVC ordinary shares of the Company (“Shares”), and ABVC desires to transfer the Shares to Lucidaim, all pursuant to and in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and undertakings contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.	Share Transfer

1.1	On the terms of this agreement and with effect from the date of this Agreement, ABVC shall transfer and Lucidaim shall acquire, for no consideration, fifty four (54) Shares with full title guarantee free from all any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement (“Encumbrances”) and together with all rights that attach (or may in the future attach) to the Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

1.2	ABVC represents and warrants to, and covenants with, Lucidaim that:

(a)	it has the right to transfer the Shares on the terms set out in this Agreement;

(b)	it shall do all it can, at its own cost, to give Lucidaim the full legal and beneficial title to the Shares;

(c)	it transfers the Shares free from all Encumbrances;

(d)	there is no right to require the Company to issue any share capital or create an Encumbrance affecting any unissued shares or debentures or other unissued securities of the Company; and

(e)	no commitment has been given to create an Encumbrance affecting the Shares (or any unissued shares or debentures or other unissued securities of the Company), or for the Company to issue any share capital and no person has claimed any rights in connection with any of those things.

1.3	Each Party shall:

(a)	Conduct transactions contemplated under this Agreement in compliance with any Applicable Laws including without limitation the Companies Act of Japan (Act No. 86 of 2005); and

(b)	At the date of this Agreement, deliver a certified copy of the resolutions adopted by the board of directors, or any other applicable organ, of the Party authorizing the transactions contemplated under this Agreement and the execution and delivery by the officers specified in the resolution[s] of this agreement, and any documents necessary to transfer, or acquire as applicable, the Shares in accordance with this Agreement.

1.4	Taxes, Costs and Expenses

(a)	Except as otherwise provided for in this Agreement, each of ABVC and Lucidaim shall bear all local, national and foreign taxes and assessments, including all interest, penalties and additions with respect thereto, incurred by or levied on it in connection with the transactions contemplated under this Agreement.

(b)	Except as expressly provided otherwise herein, each Party shall bear its own costs and expenses (including advisory fees) incurred in the negotiation, preparation and completion of this Agreement.

2.	Governing law and Arbitration

2.1	Governing law

This Agreement shall be governed by and construed in accordance with the laws of Japan without regard to principles of conflicts of laws.

2.2	Arbitration

All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by one or more arbitrators appointed in accordance with the said Rules. The seat of arbitration shall be Japan. Any arbitration proceeding will proceed in Tokyo, Japan. The arbitration proceedings will be conducted in English, and the award will be rendered in writing in English. Unless otherwise ordered by the arbitrator, each Party shall bear its own costs and fees, including attorneys’ fees and expenses. The Parties agree to treat any award made by the arbitral tribunal as final and binding upon them and immediately enforceable against them, and undertake not to exercise or seek to exercise any right of appeal or other challenge against such final award before any court or jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Parties from seeking any preliminary, emergency or interim injunctive relief in any court of competent jurisdiction or from the ICC or arbitrators. Judgment upon any award rendered by the arbitrator may be entered by any court having jurisdiction over the Party against whom enforcement is sought.

3.	Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures to such counterparts and to this Agreement were upon the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

Execution

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

ABVC BioPharma, Inc.

By:	/s/ Eugene Jiang
Name:	Eugene Jiang
Title:	Chairman

Execution

IN WITNESS WHEREOF, the Parties to this Agreement have caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

Lucidaim Co., Ltd.

By:	/s/ Toru Seo
Name:	Toru Seo
Title:	Representative Director